    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1995

                                                      REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                             CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     Ohio                                        31-0958666
       (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

                        655 Metro Place South, Suite 925
                               Dublin, Ohio 43017
                                 (614) 761-8700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                           ROBERT D. WALTER, Chairman
                        655 Metro Place South, Suite 925
                               Dublin, Ohio 43017
                                 (614) 761-8700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   COPIES TO:

               JOHN M. GHERLEIN                               KEITH L. KEARNEY
               Baker & Hostetler                            Davis Polk & Wardwell
           3200 National City Center                        450 Lexington Avenue
             Cleveland, Ohio 44114                        New York, New York 10017
                (216) 861-7398                                 (212) 450-4000

                                ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.

                                 ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                 CALCULATION OF REGISTRATION FEE
==================================================================================================
                                                   PROPOSED         PROPOSED
    TITLE OF EACH CLASS OF                          MAXIMUM          MAXIMUM
           SECURITIES           AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
       TO BE REGISTERED          REGISTERED      PER SHARE(1)   OFFERING PRICE(1) REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
Debt Securities...............  $150,000,000(2)       100%        $150,000,000        $51,724
===================================================================================================

(1) Estimated solely for the purpose of computing the registration fee.
(2) Plus such additional amount as may be necessary that, if any Debt Securities are issued with an original issue discount, the aggregate initial offering price will equal $150,000,000.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     In accordance with Rule 429, the prospectus contained in this Registration Statement also relates to the Company's Registration Statement on Form S-3 (No. 33-62198) filed with the Securities and Exchange Commission on May 6, 1993.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
*                 SUBJECT TO COMPLETION, DATED JANUARY 10, 1995           *
*                                                                         *
***************************************************************************



                         [CARDINAL HEALTH, INC. LOGO]


                                DEBT SECURITIES

                               ------------------

     Cardinal Health, Inc. (the "Company" or "Cardinal") may offer and issue from time to time unsecured debt securities in one or more series (the "Debt Securities") up to an aggregate initial offering price not to exceed $200,000,000 (or the equivalent in foreign-denominated currency or currency units based on or relating to foreign currencies, including European Currency Units). The Debt Securities will rank equally with all other current and future unsecured indebtedness of the Company and prior to subordinated indebtedness, if any. The Debt Securities may be sold for U.S. dollars, foreign-denominated currency or currency units; principal of and interest on the Debt Securities may likewise be payable in U.S. dollars, foreign-denominated currency or currency units, in each case as the Company specifically designates.

     The Debt Securities will be offered in amounts, at prices, with maturities and on terms to be determined in light of market conditions at the time of the offering and set forth in one or more accompanying prospectus supplements (the "Prospectus Supplement"). The Prospectus Supplement will set forth the specific designation, aggregate principal amount, authorized denominations and currency or currency unit in which the Debt Securities may be purchased and in which the principal and any interest is payable; purchase price, maturity, rate of or manner of calculating interest, if any; time of payment of interest, if any; terms, if any, for redemption at the option of the Company or the holder; terms for sinking fund payments, if any; terms for any mandatory redemption; listing on a securities exchange, if any; and any other specific terms relating to any series of the Debt Securities.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent; in each case, less other attributable expenses of issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                               ------------------

                 The date of this Prospectus is January 10, 1995

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. These reports and other information (including proxy and information statements) can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of two Registration Statements filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1994, (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, and (3) Current Report on Form 8-K dated September 12, 1994.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of said reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be submitted in writing to Cardinal Health, Inc., Attn.: David Bearman, Executive Vice President and Chief Financial Officer (614) 761-8700.

                                  THE COMPANY

     Cardinal is one of the nation's largest wholesale distributors of pharmaceuticals and related health care products. Its customers include hospitals and managed care facilities, independent retail drug stores, chain drug stores, and the pharmacy departments of supermarkets and mass merchandisers, as well as customers for specialty products, including physicians and clinics.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the chain of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training.

     Cardinal's proprietary software systems feature customized databases specifically designed to help its customers order more efficiently, contain costs and monitor their purchases which are covered by group contract purchasing arrangements. Upon receipt of the customer's order at a distribution center, Cardinal's warehouse management system processes the order and provides customized price information to facilitate the customer's pricing of items. Customer orders are routinely processed for next-day delivery, enabling the Company's customers to minimize the size and carrying cost of their own inventories. In addition, Cardinal's proprietary software systems facilitate primary supply relationships between Cardinal and its customers and enable Cardinal's customers to reduce their costs. These systems provide a variety of information which helps the customer to identify the best price available under group purchasing contracts with pharmaceutical manufacturers, maintain formulary compliance, and better manage their own inventories.

     In addition to its core drug wholesaling activities, Cardinal operates several specialty health care businesses which offer value-added services to its customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal's National PharmPak subsidiary operates a pharmaceutical repackaging program for both independent and chain customers. In January 1992, Cardinal formed National Specialty Services, Inc., which distributes therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics, and other managed care facilities on a nationwide basis through telemarketing and direct mail programs. Cardinal recently expanded its specialty wholesaling business through a merger with PRN Services, Inc., a distributor of oncology and other specialty products to clinics and physician groups across the United States. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and the business of its customers and suppliers.

     In February 1994, Cardinal completed its largest business combination transaction when it merged with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California based drug wholesaler (the "Whitmire Merger"). The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and manufacturers on a national basis. As a result of the Whitmire Merger, Cardinal now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental United States on a next-day basis.

     Cardinal has completed two additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois based drug wholesaler, serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas based drug wholesaler, serving customers located primarily in Texas and adjoining states.

     Cardinal's principal executive offices are located at 655 Metro Place South, Suite 925, Dublin, Ohio 43017, and its telephone number is (614) 761-8700.

                        RATIO OF EARNINGS TO FIXED CHARGES


                                              FISCAL YEAR ENDED(1)                           THREE MONTHS ENDED
                        ----------------------------------------------------------------     -------------------
                        MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,     JUNE 30,        SEPTEMBER 30,
                          1990          1991          1992          1993          1994              1994
                        ---------     ---------     ---------     ---------     --------         ------------
Ratio of earnings to
  fixed charges........    1.6           1.8           2.2           2.8           3.7               6.2

(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.



     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor.

                                USE OF PROCEEDS

     Except as otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company to finance working capital growth and for other general corporate purposes, including, but not limited to, potential acquisitions. Although the Company continually evaluates possible candidates for acquisition and intends to seek opportunities to expand its health care distribution operations, no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture (hereinafter referred to as the "Indenture") dated as of May 1, 1993, between the Company and Bank One, Indianapolis, N.A., as Trustee (hereinafter referred to as the "Trustee"). The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company. The Indenture does not contain any covenants or provisions that afford holders of Debt Securities protection in the event of a highly leveraged transaction. The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement which accompanies this Prospectus will set forth the following terms of and information relating to the Debt Securities offered thereby: (i) the designation and aggregate principal amount of the Debt Securities; (ii) the date or dates on which principal of the Debt Securities is payable; (iii) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (iv) the dates on which interest will be payable and the related record dates; (v) any redemption, repayment or sinking fund provisions; and (vi) any other specific terms of the Debt Securities.

     Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without service charge, at the office of the Trustee set forth in the Indenture.

     Interest on any series of Debt Securities is to be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons. (Sections 2.7 and 3.1.)

     Debt Securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount (which may be substantial) below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS

     The following summarizes certain provisions of Articles One and Three of the Indenture.

     Definitions. The term "Attributable Debt" means in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction or (b) the aggregate of present values (discounted at the weighted average Yield to Maturity of the Debt Securities of all series then outstanding and compounded semiannually) of the obligations of the Company and its Consolidated Subsidiaries for rental payments during the remaining term of all leases.

     The term "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

     The term "Exempted Debt" means the sum of the following as of the date of determination: (a) indebtedness of the Company and its Consolidated Subsidiaries incurred after the date of the Indenture and secured by liens not permitted by the limitation on liens provisions (Section 3.9), and (b) Attributable Debt of the Company and its Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the Indenture, other than leases permitted by the limitation on sale and lease-back provisions. (Section 3.10)

     The term "Funded Indebtedness" means all indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     The term "Indebtedness" means all items classified as indebtedness on the most recently available balance sheet of the Company and its Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

     The term "Original Issue Discount Security" means any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an Event of Default.

     The term "Senior Funded Indebtedness" means any Funded Indebtedness of the Company that is not subordinated in right of payment to any other Indebtedness of the Company.

     The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of said corporation is at the time owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

     The term "Yield to Maturity" means the yield to maturity on a series of Debt Securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

     Limitation on Liens. The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Consolidated Subsidiary to, create or assume any indebtedness which is secured by a lien (as defined) upon any assets, whether now owned or hereafter acquired, of the Company or any such Consolidated Subsidiary without equally and ratably securing the Debt Securities by a lien ranking ratably with and equal to such secured indebtedness, except that the foregoing restriction shall not apply to
(a) liens existing on the date of the Indenture; (b) liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary; (c) liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereof, which indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (d) liens securing indebtedness owing by any Consolidated Subsidiary to the Company or another wholly owned domestic Subsidiary; (e) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; (f) liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) any extension, renewal or replacements (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive; (h) certain statutory liens or other similar liens arising in the ordinary course of business by the Company or a Consolidated Subsidiary, or certain liens arising out of governmental contracts;
(i) certain pledges, deposits or liens made or arising under workers' compensation or similar legislation or in certain other circumstances; (j) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (k) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the assets of the Company or of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such assets in the operation of the business of the Company or such Consolidated Subsidiary or the value of such assets for the purposes thereof. Notwithstanding the above, the Company or any Consolidated Subsidiary may, without securing the Debt Securities, create or assume any indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of the Consolidated Net Tangible Assets. (Section 3.9)

     Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions (except such transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of any assets are prohibited unless (a) the Company or such Consolidated Subsidiary would be entitled to incur indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect to such transaction without equally and ratably securing the Debt Securities, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by the Board of Directors of the Company and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness. The foregoing limitation will not apply, if at the time the Company or any Consolidated Subsidiary enters into such sale and lease-back transaction and, after giving effect thereto, Exempted Debt does not exceed 10% of the Consolidated Net Tangible Assets. (Section 3.10)

     Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company. (Section 8.1)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities except that no such modification shall (i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal amount of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to
Section 4.1 of the Indenture or the amount thereof provable in bankruptcy pursuant to Section 4.2 of the Indenture, or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 7.2)

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal or premium, if any, upon any Debt Securities of such series; default in the payment of any sinking fund instalment payable by the terms of the Debt Securities of such series; default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice specifying that such notice is a "Notice of Default" under the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 4.1) The Indenture will provide that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, or interest on, such series of Debt Securities or in the payment of any sinking or purchase fund instalment with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so. (Section 4.11)

     The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, or any sinking fund instalment with respect to, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under such Indenture and then outstanding (each such series voting as a separate class) may then declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 4.9 and 4.2(d))

     The Indenture provides that no holder of Debt Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9)

     The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture. (Section 3.5)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture upon compliance with certain enumerated conditions, including the Company having paid all sums payable by the Company under the Indenture, when either (a) the Company shall have delivered to the Trustee for cancellation all Debt Securities theretofore authenticated or (b) all Debt Securities not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year. (Section 9.1)

THE TRUSTEE

     Bank One, Indianapolis, N.A. serves as Trustee for the Company's 6 1/2% Notes due 2004 issued under the Indenture, and under a separate indenture pertaining to the Company's 8% Notes due 1997 and serves as transfer agent for the Company's Common Shares.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby in any of four ways: (i) through underwriters, (ii) through dealers, (iii) through agents, or (iv) directly to purchasers. The Prospectus Supplement will set forth the terms of any offering of a particular series of Debt Securities and will include, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Company has entered into arrangements with respect to the sale of such Debt Securities; (ii) the initial public offering or purchase price of such Debt Securities; (iii) the principal amounts of the Debt Securities to be purchased by any such underwriters, dealers or agents; (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers; (v) any commissions paid to any agents; (vi) the net proceeds to the Company from the sale of such Debt Securities; and (vii) the securities exchanges, if any, on which such Debt Securities will be listed.

     If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealers, as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Offers to purchase Debt Securities may be solicited, and sales thereof may be made directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales thereof.

     Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents participating in the distribution of Debt Securities may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Baker & Hostetler, Columbus, Ohio. Michael E. Moritz, a director of the Company, is a partner of Baker & Hostetler and is the beneficial owner of 535,713 Common Shares and options to purchase 11,212 Common Shares. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the underwriters, if any, by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company and its consolidated subsidiaries as of June 30, 1994, and for the year then ended and the consolidated financial statements of the Company and its consolidated subsidiaries, except Whitmire Distribution Corporation, as of March 31, 1993 and 1992, and for the years then ended, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1994, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for income taxes). The financial statements of Whitmire Distribution Corporation (consolidated with those of the Company in the consolidated financial statements for the years ended March 31, 1993 and 1992) have been audited by Arthur Andersen LLP, as stated in its report which is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1994. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows:

     Registration Fee -- Securities and Exchange Commission...................  $ 51,724
     Trustee's Fees and Expenses*.............................................     5,000
     Accounting Fees and Expenses*............................................    25,000
     Blue Sky Fees and Expenses (including related fees and expenses of
       counsel)*..............................................................    15,000
     Legal Fees and Expenses*.................................................    40,000
     Printing Expenses*.......................................................    30,000
     Rating Agency Fees*......................................................   100,000
     Miscellaneous Expenses*..................................................     8,276
                                                                                --------
          TOTAL...............................................................  $275,000
                                                                                ========

- ---------------
     * Estimated



ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of Cardinal's Standards of Business Conduct of which the officer then most recently has received written notice. The indemnification agreements are applicable to claims asserted after their effective date, whether arising from acts or omissions occurring before or after their effective date, and associated legal expenses.

ITEM 16.  EXHIBITS

      EXHIBIT
      NUMBER                                       DESCRIPTION
     ---------                                     -----------
         1        Proposed form of Underwriting Agreement
         4.1      Indenture between the Registrant and Bank One, Indianapolis, N.A., dated as of
                  May 1, 1993*
         4.2      Form of Debt Securities
         5        Opinion of Baker & Hostetler
         12       Computation of Ratio of Earnings to Fixed Charges
         23.1     Consent of Deloitte & Touche LLP
         23.2     Consent of Arthur Andersen LLP
         23.3     Consent of Baker & Hostetler (included in Exhibit 5)
         24       Powers of Attorney
         25       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                  Act of 1939 of Bank One, Indianapolis, N.A.

- -----------------
* Incorporated by reference from the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994.



ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 10, 1995.

                                            CARDINAL HEALTH, INC.

                                            By /s/ ROBERT D. WALTER
                                               --------------------------------
                                               Robert D. Walter, Chairman and
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 10, 1995.

               SIGNATURE                                           TITLE
- ----------------------------------------    ----------------------------------------------------

     /s/ ROBERT D. WALTER
- ----------------------------------------    Chairman and Chief Executive Officer
     Robert D. Walter                       (principal executive officer)

     /s/ DAVID BEARMAN
- ----------------------------------------    Executive Vice President and Chief Financial Officer
     David Bearman                          (principal financial officer and principal
                                            accounting officer)

     JOHN F. FINN*                          Director
- ----------------------------------------
     John F. Finn

     ROBERT L. GERBIG*                      Director
- ----------------------------------------
     Robert L. Gerbig

     JOHN F. HAVENS*                        Director
- ----------------------------------------
     John F. Havens

     JAMES L. HESKETT*                      Director
- ----------------------------------------
     James L. Heskett

     /s/ JOHN C. KANE                       Director
- ----------------------------------------
     John C. Kane

     GEORGE R. MANSER*                      Director
- ----------------------------------------
     George R. Manser

     JOHN B. MCCOY*                         Director
- ----------------------------------------
     John B. McCoy

     MICHAEL E. MORITZ*                     Director
- ----------------------------------------
     Michael E. Moritz

     JERRY E. ROBERTSON*                    Director
- ----------------------------------------
     Jerry E. Robertson

     L. JACK VAN FOSSEN*                    Director
- ----------------------------------------
     L. Jack Van Fossen

     MELBURN G. WHITMIRE*                   Director
- ----------------------------------------
     Melburn G. Whitmire

*By: /s/ GEORGE H. BENNETT, JR.
- ----------------------------------------
           George H. Bennett, Jr.,
           Attorney-in-Fact

                                 EXHIBIT INDEX

      EXHIBIT                                        EXHIBIT
      NUMBER                                       DESCRIPTION
     ---------    ------------------------------------------------------------------------------
         1        Proposed form of Underwriting Agreement
         4.1      Indenture between the Registrant and Bank One, Indianapolis, N.A., dated as of
                  May 1, 1993*
         4.2      Form of Debt Securities
         5        Opinion of Baker & Hostetler
         12       Computation of Ratio of Earnings to Fixed Charges
         23.1     Consent of Deloitte & Touche LLP
         23.2     Consent of Arthur Andersen LLP
         23.3     Consent of Baker & Hostetler (included in Exhibit 5)
         24       Powers of Attorney
         25       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture
                  Act of 1939 of Bank One, Indianapolis, N.A.

- ---------------
* Incorporated by reference from the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994.